Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jamba, Inc.:

We consent to the use of our reports dated March 16, 2009, with respect to the consolidated balance sheet of Jamba, Inc. as of December 30, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal year ended December 30, 2008, and the effectiveness of internal control over financial reporting as of December 30, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

July 14, 2009